Sub-Item 77I - Terms of New
or Amended Securities

Pursuant to Article Second of
the Articles Supplementary
for Aetna Series Fund, Inc.
("Corporation"), effective
October 29, 1997, the Board of
Directors of the Corporation
designated and classified one
billion, four hundred million
(1,400,000,000) shares of stock
of the Corporation into
seven new series.  With respect to each
new series, one hundred million
(100,000,000) shares of stock
were designated as Class I and Class A.

The names of the new series are:
Aetna Index Plus Bond Fund,
Aetna Index Plus Mid Cap Fund,
Aetna Mid Cap Fund,
Aetna Index Plus Small Cap Fund,
Aetna High Yield Fund,
Aetna Real Estate Securities Fund
and Aetna Value Opportunity
Fund.

Each new series has the preferences,
rights, voting powers,
restrictions, limitations as to
dividends, qualifications
and terms and conditions of redemption
of shares as referred
to in the Articles Supplementary.

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